Exhibit 23

Independent Auditor’s Consent

The Board of Directors
KEMET Corporation:

We consent to incorporation by reference in the Registration Statement (No. 33-60092) on Form S-8 of KEMET Corporation of our report dated September 24, 2003 with respect to the statements of net assets available for benefits of the KEMET Employees’ Savings Plan as of March 30, 2003 and 2002, and the related statements of changes in net assets available for benefits for the years then ended, and the related financial statement schedule, which report appears in the March 30, 2003 annual report on Form 11-K of the KEMET Employees’ Savings Plan.

/S/ KPMG LLP

Greenville, South Carolina
September 24, 2003